EXHIBIT 99.1

         DRS Technologies to Offer Senior Subordinated Notes

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Dec. 14, 2004--DRS Technologies, Inc. (NYSE:DRS) announced today that it is planning to offer an additional $150 million aggregate principal amount of 6 7/8 percent senior subordinated notes due 2013, subject to market and other customary conditions. The notes are being offered as additional debt securities under the indenture dated as of October 30, 2003, pursuant to which DRS, on that date, issued $350 million aggregate principal amount of 6 7/8 percent senior subordinated notes due 2013.
    DRS is obligated, pursuant to the terms of its credit agreement, to offer the lenders under its senior credit facility their pro rata share of the net proceeds of the offering. DRS intends to use any remaining net proceeds of the offering to replenish cash balances, following a $42.5 million cash payment for its previously announced acquisition of Night Vision Equipment Company completed earlier today, and for working capital and general corporate purposes, which may include future acquisitions.
    The notes will be offered in the United States to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption of registration requirements. No assurance can be given that the offering will be completed or, if completed, as to the terms on which it is completed.
    This news release does not constitute an offer to sell or a solicitation of an offer to buy the senior subordinated notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
    For more information about DRS Technologies, please visit the company's Web site at http://www.drs.com.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500